Supplement to Certificate of Officer of IDS Certificate Company


         The undersigned, being the Vice President and General Counsel of IDS Certificate Company, hereby supplements the Certificate of Officer of IDS Certificate Company dated October 30, 1997, and made for the express purpose of inducing Jones, Day, Reavis & Pogue to render certain legal opinions (the "Certificate of Officer"), as follows:

         The representations contained in the Certificate of Officer and in this Supplement to Certificate of Officer are and were made only as of all relevant times through and including October 30, 1997, and are hereby affirmed as of October 31, 1997. Said representations are and were not made as of any other date and, in particular but without limitation, are and were not made as of any date subsequent to October 31, 1997, and in all other respects are subject to the limitations stated in the Certificate of Officer.

         The representations contained in the Certificate of Officer and in this Supplement to Certificate of Officer are and were made solely for the purpose of inducing Jones, Day, Reavis & Pogue to render certain legal opinions on October 30 or October 31, 1997, are and were solely for the benefit of Jones, Day, Reavis & Pogue for such purpose, and may not be used, relied upon, referred to or quoted by any other person without my prior specific written consent thereto and the prior specific written consent of IDS Certificate Company thereto. There are no express or implied third-party beneficiaries in or of the representations contained in the Certificate of Officer or in this Supplement to Certificate of Officer.

         IN WITNESS WHEREOF, the undersigned has executed this certificate for, on behalf of and in the name of the Company as of the effective date hereof set forth below.


                                            /s/ Bruce A. Kohn
                                            Bruce A. Kohn
                                            Vice President and General Counsel
                                            IDS Certificate Company


November 3, 1997